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                                                                       EXHIBIT 1

                                                          Joint Filing Agreement

                             Joint Filing Agreement
                            Dated as January 16, 2004

         In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing by Chuquan Li and Yue Ke International Development Limited on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to shares of Common Stock, $0.01 par value per share, of Minghua Group International Holdings Limited, and that this Agreement be included as an Exhibit to such joint filing.

         Each of the undersigned, hereby appoints Chuquan Li as his/its attorney-in-fact to sign in his/its name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, the
Schedule 13D that this Joint Filing Agreement is an exhibit to and any and all amendments to such Schedule 13D.

         This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument. Facsimile execution and delivery of this agreement is legal, valid and binding for all purposes.

         IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the date first above written.


                                /s/ Chuquan Li
                                ---------------------------------
                                Mr. Chuquan Li

                                YUE KE INTERNATIONAL DEVELOPMENT LIMITED

                                By: /s/ Chuquan Li
                                    ---------------------------------
                                    Mr. Chuquan Li
                                    President